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                                                          OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*


                               VISTA BANCORP, INC.
                                (Name of Issuer)

                     Common Stock, Par Value $.50 Per Share
                         (Title of Class of Securities)

                                   92830R 103
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC 1745 (2-95)                                    Page 1 of 5 Pages

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-------------------------------                    -----------------------------
CUSIP NO.    G3930H104                13G                 Page 2 of 5 Pages
          ---------------
-------------------------------                    -----------------------------

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   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Hajdu Group Retirement Plan


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           New Jersey

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    214,614
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       None
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    214,614

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    None


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           214,614
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           EP
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 5 Pages

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 ----------------------                                -------------------
  CUSIP No. 92830R 103              13G                 Page 3 of 5 Pages
 ----------------------                                -------------------

                           Hajdu Group Retirement Plan

Item 1.

         (a) Vista Bancorp, Inc. (the "Issuer")
         (b) 305 Roseberry Street, P.O. Box 5360, Phillipsburg, New Jersey 08865 Telephone number: (908) 859-9500

Item 2.

         (a) Hajdu Group Retirement Plan
         (b) 710 New Brunswick Avenue, P.O. Box 1131, Alpha, New Jersey
             08865-1131
         (c) Not applicable
         (d) Not applicable
         (e) Not applicable

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_| Broker or Dealer registered under Section 15 of the Act
         (b) |_| Bank as defined in section 3(a)(6) of the Act
         (c) |_| Insurance Company as defined in section 3(a)(19) of the Act
         (d) |_| Investment Company registered under section 8 of the Investment Company Act
         (e) |_| Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
         (f) |X| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)
         (g) |_| Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         (a) The Reporting Persons own beneficially 214,614 shares of the Issuer's common stock, par value $.50 per share.
         (b) The percent of such class is 5.2%.
         (c) Number of shares as to which the Reporting Person has:
             (i)   sole power to vote or to direct the vote:  214,614 shares
             (ii)  shared power to vote or to direct the vote: None
             (iii) sole power to dispose or to direct the disposition of:
                   214,614 shares
             (iv)  shared power to dispose or to direct the disposition of: None



                                Page 3 of 5 Pages

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 ----------------------                                -------------------
  CUSIP No. 92830R 103              13G                 Page 4 of 5 Pages
 ----------------------                                -------------------


Item 5. Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8. Identification and Classification of Members of the Group

                  The following are members of the group:

                  Barry L. Hajdu - Co-Trustee
                  Brian W. Hajdu - Co-Trustee
                  Louis Hajdu - Co-Trustee

         Each of Barry L., Brian W. and Louis hold beneficially additional shares of the Issuer's common stock, par value $.50 per share, as individuals.

Item 9. Notice of Dissolution of Group

                  Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                Page 4 of 5 Pages

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 ----------------------                                -------------------
  CUSIP No. 92830R 103              13G                 Page 5 of 5 Pages
 ----------------------                                -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Barry L. Hajdu
Date: February 13, 1997                 ---------------------------------------
                                        Barry L. Hajdu, Co-Trustee


                                Page 5 of 5 Pages